Exhibit 10(tt)

CONFORMED COPY

TERM CREDIT AGREEMENT

dated as of

January 22, 2002
among

TRW INC.
The Lenders Party Hereto
and
JPMORGAN CHASE BANK,
as Administrative Agent
SALOMON SMITH BARNEY INC.,
as Syndication Agent
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
as Co-Documentation Agents,

J.P. MORGAN SECURITIES INC.

SALOMON SMITH BARNEY INC.,
as Joint-Lead Arrangers and Joint-Bookrunners

 3

	ARTICLE IV

	Conditions

SECTION 4.01.	Effective Date	24

	ARTICLE V

	Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	25

SECTION 5.02.	Existence; Conduct of Business	26

SECTION 5.03.	Use of Proceeds	26

	ARTICLE VI

	Negative Covenants

SECTION 6.01.	Indebtedness of Subsidiaries	26

SECTION 6.02.	Mortgages	26

SECTION 6.03.	Sale and Lease-Back Transactions	28

SECTION 6.04.	Fundamental Changes	28

SECTION 6.05.	ERISA	29

SECTION 6.06.	Change in Control	29

SECTION 6.07.	Interest Coverage Ratio	29

SECTION 6.08.	Minimum Consolidated Net Worth	29

	ARTICLE VII

	Events of Default

	ARTICLE VIII

	The Administrative Agent

	ARTICLE IX

	Miscellaneous

SECTION 9.01.	Notices	33

SECTION 9.02.	Waivers; Amendments	33

SECTION 9.03.	Expenses; Indemnity; Damage Waiver	34

SECTION 9.04.	Successors and Assigns	35

SECTION 9.05.	Survival	38

SECTION 9.06.	Counterparts; Integration; Effectiveness	38

SECTION 9.07.	Severability	38
SECTION 9.08.	Right of Setoff	39

 4

SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	39

SECTION 9.10.	WAIVER OF JURY TRIAL	39

SECTION 9.11.	Headings	40

SECTION 9.12.	Confidentiality	40

SECTION 9.13.	Interest Rate Limitation	40

SCHEDULES:
Schedule 2.01 — Commitments

EXHIBITS:
Exhibit A — Form of Assignment and Acceptance

Exhibit B — Form of Opinion of General Counsel of the Borrower

Exhibit C — Form of Compliance Certificate

TERM CREDIT AGREEMENT dated as of January 22, 2002, among TRW INC., the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, as Administrative Agent and SALOMON SMITH BARNEY INC., as Syndication Agent.

         The parties hereto agree as follows:

ARTICLE I

Definitions

         SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         “364-Day Credit Agreement” means the 364-Day Credit Agreement dated as of January 22, 2002, between TRW Inc., the borrowing subsidiaries from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, as administrative agent, and Salomon Smith Barney Inc., as syndication agent, as such agreement may be amended from time to time.

         “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

         “Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

         “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

         “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

         “Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans represented by such Lender’s Loans.

         “Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Eurocurrency
Index Debt Ratings:	Spread

Category 1	1.00%

(>BBB- and >Baa3) or (>BBB- and >Baa3)

Category 2	1.25%

BBB- and Baa3 Category 3	1.50%
<BBB- or <Baa3

         For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 3; and (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

         “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

         “Attributable Debt” means, as to any particular lease under which any Person is liable at the time and at any date as of which the amount thereof is to be determined, the lesser of (a) the fair value of the property subject to such lease (as determined by the Directors of the Borrower) or (b) the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the actual interest factor included in such rent. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

         “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

         “Borrower” means TRW Inc., an Ohio corporation.

         “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

         “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

         “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are not Continuing Directors. For purposes of the foregoing, “Continuing Directors” shall mean (i) the directors of the Borrower on the date hereof and (ii) each other director nominated or appointed by at least two thirds of the Continuing Directors at the time of such nomination or appointment.

         “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         “Code” means the Internal Revenue Code of 1986, as amended from time to time.

         “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder on the Effective Date. The amount of each Lender’s

Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $250,000,000.

         “Consolidated EBITDA” means, for any fiscal period, with respect to the Borrower and its consolidated Subsidiaries, (a) Consolidated Net Income for such period plus (b) to the extent deducted in computing such Consolidated Net Income, without duplication, the sum of (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense, (iv) any extraordinary or non-recurring losses and (v) other noncash items (other than accruals) reducing Consolidated Net Income, minus (c) to the extent added in computing such Consolidated Net Income, without duplication, the sum of (i) any extraordinary or non-recurring gains and (ii) other noncash items (other than accruals) increasing Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP; provided that gains on sales of the Borrower’s equity investments in publicly-traded companies and pension income related to LucasVarity will in no event be subtracted under this clause (c) for purposes of computing Consolidated EBITDA.

         “Consolidated Funded Debt” means the Funded Debt of the Borrower and the consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

         “Consolidated Interest Expense” means, for any period, the aggregate of all interest expense of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         “Consolidated Net Assets” means the sum of (a) the total of all assets of the Borrower and the consolidated Subsidiaries that would appear on a consolidated balance sheet of the Borrower prepared in accordance with GAAP less (b) Consolidated Net Worth.

         “Consolidated Net Income” means, for any period, net income of the Borrower and the consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         “Consolidated Net Worth” means, at any date, the consolidated shareholders’ investment of the Borrower and the consolidated Subsidiaries, exclusive of foreign currency translation adjustment and unrealized gains or losses on securities as reported in the Borrower’s financial statements under “Other Comprehensive Income,” determined as of such date. Consolidated shareholders’ investment, foreign currency translation adjustment and unrealized gains or losses on securities of the Borrower shall be as included in the annual or quarterly financial statements of the Borrower, as applicable.

         “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. “Controlling” and “Controlled” have meanings correlative thereto.

         “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         “Dollars” or “$” refers to lawful money of the United States of America.

         “Domestic Subsidiary” means each consolidated Subsidiary other than (a) any consolidated Subsidiary which the Directors of the Borrower reasonably determine not to be material to the business or financial condition of the Borrower; (b) any consolidated Subsidiary the major portion of the assets of which are located, or the major portion of the business of which is carried on, outside the United States of America, its territories and possessions; (c) any consolidated Subsidiary which, during the 12 most recent calendar months (or such shorter period as shall have elapsed since its organization) derived the major portion of its gross revenues from sources outside the United States of America; (d) any consolidated Subsidiary the major portion of the assets of which consists of securities or obligations, or both, of one or more corporations (whether or not consolidated Subsidiaries) of the types described in the preceding clauses (b) and (c); and (e) any consolidated Subsidiary organized after January 1, 2002 which the Borrower intends shall be operated in such manner as to come within one or more of the preceding clauses (b), (c) and (d).

         “Effective Date” means the date of this Agreement.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         “Event of Default” has the meaning assigned to such term in Article VII.

         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

         “Excluded Taxes” means (i) with respect to each Lender, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which it is organized or in which its principal executive office or applicable lending office is located, and (ii) any United States withholding tax imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Lender under the laws and treaties in effect when such Lender first becomes a party to this Agreement.

         “Existing Credit Agreement” means the 364-Day Amended and Restated Credit Agreement dated as of January 23, 2001, as amended, among the Borrower, the Borrowing Subsidiaries from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

         “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         “Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.

         “Five-Year Credit Agreement” means the Five-Year Credit Agreement dated as of January 25, 2000 among the Borrower, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto, JPMorgan, as administrative agent, Chase Manhattan International Limited, as London agent and Salomon Smith Barney Inc., as syndication agent, as such agreement may be amended from time to time.

         “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

         “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

         “Funded Debt” means all Indebtedness of the type described in clauses (a) and (b) of the definition thereof having a maturity of more than 12 months from the date such Indebtedness was incurred or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from the date such Indebtedness was incurred at the option of the obligor.

         “GAAP” means generally accepted accounting principles in the United States of America applied in a manner consistent with the financial statements referred to in Section 3.04(a).

         “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

         “Guarantor Subsidiary” means any Subsidiary that shall have delivered to the Administrative Agent (a) a guarantee agreement in form and substance satisfactory to the Administrative Agent under which it shall guarantee the payment of the Obligations and (b) such evidence as the Administrative Agent may reasonably have requested (which may include an opinion of counsel qualified in any relevant jurisdiction) as to the corporate power and authority of such Subsidiary to enter into and the enforceability of such guarantee agreement and such other matters related to such guarantee agreement as the Administrative Agent may reasonably have determined to be material.

         “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by any Mortgage on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all non-contingent obligations (and, for purposes of Section 6.02 and the definition of Material Indebtedness, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under letters of credit and similar instruments and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

         “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

         “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

         “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

         “Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

         “JPMorgan” means JPMorgan Chase Bank and its successors.

         “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.

         “LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which dollar deposits of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMorgan and Citibank, N.A. at approximately 11:00 a.m., London time, on the date two Business Days prior to the beginning of such Interest Period.

         “Loan Documents” means this Agreement and each promissory note delivered pursuant to this Agreement.

         “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

         “LucasVarity” shall mean LucasVarity Limited, formerly known as LucasVarity plc, an English company.

         “Margin Stock” means “margin stock” as defined in Regulation U.

         “Material Adverse Effect” means a material adverse effect on (a) the consolidated financial condition of the Borrower and the consolidated Subsidiaries, taken as a whole or (b) the ability of the Borrower to perform its payment obligations under the Loan Documents.

         “Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Borrower and the Material Subsidiaries in an aggregate principal amount exceeding $100,000,000.

         “Material Subsidiary” means any Subsidiary (a) whose assets (or, if such Subsidiary has subsidiaries, whose consolidated assets) are at least equal to $100,000,000 or (b) that directly or indirectly owns or Controls any Material Subsidiary.

         “Maturity Date” means January 25, 2005.

         “Moody’s” means Moody’s Investors Service, Inc.

         “Mortgage” has the meaning assigned to such term in Section 6.02.

         “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         “Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents.

         “Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any Loan Document; provided that Other Taxes shall not include Excluded Taxes.

         “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         “Permitted Subsidiary Indebtedness” means (a) Indebtedness under the 364-Day Credit Agreement or the Five-Year Credit Agreement, (b) any Indebtedness of a Subsidiary owed to the Borrower or another Subsidiary, (c) Indebtedness of Guarantor Subsidiaries, (d) any Indebtedness deemed incurred in connection with one or more receivables securitization transactions entered into by the Borrower and/or one or more Subsidiaries in an aggregate amount of up to $500,000,000 (minus the amount of any such Indebtedness of the Borrower) and (e) any Indebtedness of a finance Subsidiary with no significant assets or operations to the extent (i) such Indebtedness is Guaranteed by the Borrower and is not Guaranteed, or secured by assets or obligations of, any other Subsidiary, (ii) the proceeds of such Indebtedness are dividended to the Borrower or another Subsidiary or advanced to the Borrower and (iii) such finance Subsidiary is not the obligee in respect of any Indebtedness of any other Subsidiary.

         “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

         “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         “Principal Property” means any single manufacturing plant, engineering facility or research facility owned or leased by the Borrower or a Domestic Subsidiary other than any such plant or facility or portion thereof which the Board of Directors reasonably determines not to be of material importance to the Borrower and its Subsidiaries taken as a whole.

         “Register” has the meaning set forth in Section 9.04.

         “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

         “Required Lenders” means, at any time, Lenders having total Loans representing more than 50% of the sum of the total Loans at such time.

         “Specified Borrower Indebtedness” means, at any time, (a) all Indebtedness of the Borrower secured by Mortgages that would be prohibited by Section 6.02 but for the provisions of clause (h) thereof; (b) all Attributable Debt of the Borrower related to Sale and Leaseback Transactions that would be prohibited by Section 6.03 but for the provisions of clause (b) thereof; (c) all Indebtedness of the Borrower secured by Mortgages on capital stock of or other equity interests in Foreign Subsidiaries; and (d) all Indebtedness of the Borrower that is secured by Mortgages on accounts receivable or that is deemed to arise in connection with receivables securitization transactions, but only to the extent the amount of such Indebtedness of the Borrower and the Domestic Subsidiaries so secured or so arising exceeds $500,000,000.

         “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

         “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         “Subsidiary” means any subsidiary of the Borrower.

         “Taxes” means any and all present or future taxes or other charges of any nature deducted, withheld or otherwise imposed with respect to any payment by the Borrower pursuant to this Agreement or any Loan Document, and all liabilities with respect thereto other than Excluded Taxes.

         “Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

         “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

         “Wholly Owned Domestic Subsidiary” means each Domestic Subsidiary all the outstanding shares of which, other than directors’ qualifying shares, shall at the time be owned by the Borrower or by the Borrower and one or more Wholly Owned Domestic Subsidiaries, or by one or more Wholly Owned Domestic Subsidiaries.

         “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

         SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in Dollars to the Borrower on the Effective Date in an aggregate principal amount that will not exceed its Commitment. Amounts repaid in respect of the Loans may not be reborrowed. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.

         SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

         (b)  Subject to Section 2.09, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

         (c)  At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to $10,000,000 and an integral multiple of $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 Eurocurrency Borrowings outstanding.

         (d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the Effective Date or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) whether the requested Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iii) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

         SECTION 2.04. Funding of Borrowings. Each Lender shall make the Loan or Loans to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained by the Administrative Agent and designated by the Borrower in the Borrowing Request.

         SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

         (b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

         (c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

         (d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

         (e)  If the Borrower fails to deliver to the Administrative Agent on or before the third Business Day prior to the end of the Interest Period applicable to a Eurocurrency Borrowing (i) an Interest Election Request with respect to such Eurocurrency Borrowing or (ii) a notice of its intent to prepay such Eurocurrency Borrowing at the end of such Interest Period, then at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of equal duration to such prior Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

         SECTION 2.06. Repayment of Loans; Evidence of Debt (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

         (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

         (d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

         (e)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.07. Prepayment of Loans (a) The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

         (b)  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

         SECTION 2.08. Interest (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

         (b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

         (c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

         (d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

         (e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.09. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) any Borrowing Request for a Eurocurrency Borrowing shall be deemed a request for an ABR Borrowing.

SECTION 2.10. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

         (b)  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

         (c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

         (d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 45 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 45-day period referred to above shall be extended to include the period of retroactive effect thereof.

         SECTION 2.11. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

         SECTION 2.12. Taxes. (a) Each payment by the Borrower to or for the account of a Lender hereunder or under any Loan Document shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other reasonably satisfactory evidence thereof.

         (b)  The Borrower shall indemnify each Lender for the full amount of any Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender with respect to amounts paid by the Borrower pursuant to this Agreement or any Loan Document, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after the later of the date such Lender makes demand therefor and the date such payment is made.

         (c)  Each Lender organized under the laws of a jurisdiction outside the United States, before it signs and delivers this Agreement in the case of each Lender listed on the signature pages hereof and before it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8ECI in duplicate, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable by it pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

         (d)  For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form as required by paragraph (c) above (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided or results from the Borrower’s failure to make a timely written request pursuant to paragraph (c) above), such Lender shall not be entitled to indemnification under paragraphs (a) or (b) above with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         SECTION 2.13. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.10, 2.11 or 2.12, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. All such payments shall be made to the Administrative Agent to such account as it shall from time to time specify at its offices at 270 Park Avenue, New York, New York, or, in any such case, at such other address as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower; provided that payments pursuant to Section 2.10, Section 2.11, Section 2.12 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

         (b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

         (c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

         (d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

         (e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the

Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

         SECTION 2.14. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

         (b)  If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

         SECTION 3.01. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions require no action by or in respect of, or filing with, any governmental body, agency or official (other than (i) Exchange Act reporting requirements and (ii) actions which have been taken, and filings which have been made, and are in full force and effect) and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the Amended Articles of Incorporation or Regulations (or comparable documents) of the Borrower or of any agreement for borrowed money or other material agreement binding upon the Borrower.

         SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2000, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2001. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

         (b)  As of the date of this Agreement, there has been no material adverse change in the business, financial position or results of operations of the Borrower and the consolidated Subsidiaries, taken as a whole, since December 31, 2000.

         SECTION 3.05. Litigation and Environmental Matters. (a) As of the date of this Agreement, there are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Borrower or any of the consolidated Subsidiaries is a party or to which any of their respective properties is subject that are required to be disclosed in the Borrower’s periodic reports under the Exchange Act and that have not been so disclosed or that involve this Agreement, any other Loan Document or the Transactions.

         (b)  The Borrower has established accruals for matters that are probable and reasonably estimable as required by FASB Statement No. 5, “Accounting for Contingencies.” To the Borrower’s knowledge, any liability that may result from the resolution of known environmental matters in excess of amounts accrued therefor will not have a Material Adverse Effect.

         SECTION 3.06. Investment and Holding Company Status. The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.07. Taxes. As of the date of this Agreement, the Borrower and the consolidated Subsidiaries have timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.08. ERISA. As of the date of this Agreement, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, each member of the controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each defined benefit plan maintained by the Borrower and the consolidated Subsidiaries.

ARTICLE IV

Conditions

         SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the General Counsel of the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the

Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) The Existing Credit Agreement shall have been terminated and all amounts outstanding or accrued for the accounts of or otherwise owed to the lenders thereunder shall have been paid in full.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to January 22, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

         Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

         SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) promptly upon the availability thereof and in any event within 120 days after each fiscal year, a copy of the Borrower’s Annual Report to Shareholders and its Annual Report on Form 10-K for the fiscal year then ended, as filed with the Securities and Exchange Commission and which will include an annual audit report of the Borrower, prepared on a consolidated basis and in accordance with the Borrower’s then current method of accounting, which method must be in accordance with GAAP, duly certified by independent certified public accountants of nationally recognized standing selected by the Borrower;

(b) promptly upon the availability thereof and in any event within 60 days after each fiscal quarter (except the last fiscal quarter) of each fiscal year, a copy of the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter then ended, as filed with the Securities and Exchange Commission;

(c) contemporaneously with the furnishing of a copy of each Annual Report on Form 10-K provided for in paragraph (a) and of each Quarterly Report on Form 10-Q provided for in paragraph (b), a duly completed certificate of a Financial Officer of the Borrower in the form of Exhibit C (each such certificate called a “Compliance Certificate”), showing compliance with the covenants set forth in Sections 6.07 and 6.08, and certifying that no Default or Event of Default has occurred and is continuing or, if there is any such an event, describing it and the steps, if any, being taken to cure it;

(d) within five Business Days after any Financial Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of a Financial Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of each Current Report on Form 8-K filed by the Borrower with the SEC; and

(f) from time to time such additional information concerning the Borrower as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to paragraph (a), (b) or (e) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches. htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to paragraph (c) above and (ii) the Borrower shall deliver paper copies of the information referred to in paragraph (e) above to any Lender which requests such delivery.

         SECTION 5.02. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

         SECTION 5.03. Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes, including the financing of acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE VI

Negative Covenants

         Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

         SECTION 6.01. Indebtedness of Subsidiaries. The Borrower will not permit the sum of (a) the aggregate outstanding principal amount of Indebtedness of Subsidiaries (other than Permitted Subsidiary Indebtedness) and (b) Specified Borrower Indebtedness at any time to exceed 15% of Consolidated Net Assets.

         SECTION 6.02. Mortgages. The Borrower will not, and will not permit any Domestic Subsidiary to, directly or indirectly, create or assume any mortgage, encumbrance, lien, pledge, charge, or security interest of any kind (collectively and individually, a “Mortgage”)

upon or in any of its interests in any Principal Property or upon or in any shares of capital stock or Indebtedness of any Domestic Subsidiary, whether such interest, capital stock or Indebtedness is now owned or hereafter acquired, if such mortgage secures or is intended to secure, directly or indirectly, the payment of any Indebtedness; excluding, however, from the operation of this Section 6.02:

(a) Mortgages on any Principal Property acquired, constructed, or improved by the Borrower or any Domestic Subsidiary after January 1, 2000, which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement to secure or provide for the payment of any part of the purchase price of such Principal Property or the cost of such construction or improvement incurred after January 1, 2000, or, in addition to Mortgages contemplated by clauses (b) and (c) below, Mortgages on any such Principal Property existing at the time or placed thereon at the time of acquisition or leasing thereof by the Borrower or any Domestic Subsidiary, or conditional sales agreements or other title retention agreements with respect to any Principal Property now owned or leased or hereafter acquired or leased by the Borrower or a Domestic Subsidiary;

(b) Mortgages on property (including shares of capital stock or Indebtedness of a corporation) of a corporation existing at the time such corporation becomes a Domestic Subsidiary or is merged or consolidated with the Borrower or a Domestic Subsidiary or existing at the time of a sale, lease, or other disposition of the properties of such corporation (or a division thereof) or other Person as an entirety or substantially as an entirety (which includes the sale, lease, or other disposition of all or substantially all the assets thereof) to the Borrower or a Domestic Subsidiary, provided that no such Mortgage shall extend to any other Principal Property of the Borrower or any Domestic Subsidiary or to any shares of capital stock or any Indebtedness of any Domestic Subsidiary;

(c) Mortgages created by the Borrower or a Domestic Subsidiary to secure Indebtedness of the Borrower or a Domestic Subsidiary to the Borrower or to a wholly owned Subsidiary;

(d) Mortgages in favor of the United States of America or any State, territory or possession thereof, or any foreign country or any department, agency, instrumentality, or political subdivision of any of such domestic or foreign jurisdictions to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price of, or the cost of constructing, the property subject to such Mortgages;

(e) Mortgages for the sole purpose of extending, renewing, or replacing (or successively extending, renewing, or replacing) in whole or in part any mortgage existing on January 1, 2000, or referred to in the foregoing clauses (a) to (d) inclusive or of any Indebtedness secured thereby; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, or replacement and that such extension, renewal, or replacement Mortgage shall be limited to all or a part of the property which secured the Mortgage so extended, renewed, or replaced (plus improvements on such property);

(f) Mortgages on Margin Stock, if and to the extent that the value of such Margin Stock exceeds 25% of the total assets of the Borrower and its Subsidiaries subject to this Section;

(g) Mortgages under which effective provision is made for all Loans to be secured equally and ratably with any other Indebtedness secured, directly or indirectly, thereby; and

(h) Mortgages (other than Mortgages permitted by any of the foregoing clauses) if, at the time of creation or assumption thereof and after giving effect thereto, the aggregate principal amount of (i) the Indebtedness secured by such Mortgages and (ii) the Attributable Indebtedness related to Sale and Leaseback Transactions permitted under clause (b) of Section 6.03 does not exceed 5% of Consolidated Net Assets, determined as of a date not more than 95 days prior to such creation or assumption.

         SECTION 6.03. Sale and Lease-Back Transactions. (a) The Borrower will not, and will not permit any Domestic Subsidiary to, sell, lease or transfer any Principal Property owned by the Borrower or a Domestic Subsidiary as an entirety, or any substantial portion thereof, to anyone other than a Wholly Owned Domestic Subsidiary (or the Borrower or a Wholly Owned Domestic Subsidiary in the case of a Domestic Subsidiary) with the intention of taking back a lease of such property (herein referred to as a “Sale and Leaseback Transaction”) except a lease for a period of not more than 36 months by the end of which it is intended that the use of such property by the lessee will be discontinued; provided, that notwithstanding the foregoing, the Borrower or any Domestic Subsidiary may sell any such property and lease it back if the net proceeds of such sale are at least equal to the fair value (as determined by resolution adopted by the Board of Directors of the Borrower) of such property, and (i) the Borrower or such Domestic Subsidiary would be entitled pursuant to paragraphs (a)-(g) of Section 6.02 to create Indebtedness secured by a Mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing all the Loans, or (ii) if such sale or transfer does not come within the exception provided by the preceding clause (i), the net proceeds of such sale shall, and in any such case the Borrower covenants that they will, within 120 days after such sale, be applied (to the greatest extent possible) either to the repayment of the Loans then outstanding when due or to the retirement of Consolidated Funded Debt of the Borrower ranking at least on a parity with the Loans, or in part to one or more of such alternatives and in part to another.

         (b)  Notwithstanding the provisions of paragraph (a) above, the Borrower and/or any Domestic Subsidiary may enter into Sale and Leaseback Transactions if, at the time of such entering into, and after giving effect thereto, the aggregate amount of (i) Attributable Indebtedness related to such Sale and Leaseback Transactions and (ii) Indebtedness secured by Mortgages permitted under clause (h) of Section 6.02 does not exceed 5% of Consolidated Net Assets, determined as of a date not more than 95 days prior to such creation or assumption.

         SECTION 6.04. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) the Borrower may merge into or consolidate with any other Person in a transaction the primary purpose of which is to effect a reincorporation of the Borrower under the laws of another state.

         SECTION 6.05. ERISA. The Borrower will not allow an ERISA Event to occur that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

         SECTION 6.06. Change in Control. The Borrower will not permit to occur any Change in Control.

         SECTION 6.07. Interest Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters ending on or after December 31, 2000, to be less than 3.00 to 1.00.

         SECTION 6.08. Minimum Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth to be less, at any date, than the sum of (i) $1,600,000,000, (ii) 50% of Consolidated Net Income for each completed fiscal quarter of the Borrower that shall have begun after December 31, 1999 (excluding any fiscal quarter for which Consolidated Net Income is negative), and (iii) 50% of the amount by which Consolidated Net Worth is increased after December 31, 1999 as a result of issuances of equity securities by the Borrower.

ARTICLE VII

Events of Default

         If any of the following events (“Events of Default”) shall occur:

(a) default in the payment when due of any principal of any Loan or default in the payment when due of interest on any Loan or fees payable by the Borrower hereunder and continuance of such failure to pay interest or fees for five Business Days after written notice thereof to the Borrower from the Administrative Agent at the request of the Lender to which such amounts are owed;

(b) a default in the payment when due at maturity or on the date of any required prepayment, redemption or repurchase (subject to any applicable grace period) or by acceleration of any Material Indebtedness, or a default in the performance or observance of any obligation or condition with respect to any Material Indebtedness if such default results in the acceleration of the maturity of such Material Indebtedness; provided that, if any such default shall subsequently be remedied, cured, or waived prior to the declaration that all Loans are immediately due and payable pursuant to this Article VII, and as a result the payment of such Material Indebtedness is no longer due, the Event of Default existing hereunder by reason thereof shall likewise be deemed thereupon to be remedied, cured, or waived and no longer in existence, all without any further action by the parties hereto;

(c) the Borrower or any Material Subsidiary generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Borrower or any Material Subsidiary applies for, consents to, or acquiesces in the appointment of, a trustee, receiver, or other custodian for the Borrower or any Material Subsidiary or for a substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, or receiver, or other custodian is appointed for the Borrower or any Material Subsidiary or for a substantial part of the property of the Borrower or any Material Subsidiary; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of the Borrower or any Material Subsidiary and if such case or proceeding is not commenced by the Borrower or any Material Subsidiary, it is consented to or acquiesced in by the Borrower or any Material Subsidiary or remains for 90 consecutive days undismissed or unstayed; or the Borrower or any Material Subsidiary takes any corporate action to authorize any of the foregoing;

(d) failure by the Borrower to comply with or to perform in any material respect any provision of this Agreement (provided that in the case of the provisions of Article VI, the preceding standard shall be applied without regard to materiality) (which failure does not constitute an Event of Default under any of the preceding subsections of this Article VII) and, in the case of any provision contained in Article V or in Section 6.01, 6.02, 6.03 or 6.05, continuance of such failure for 30 days after written notice thereof to the Borrower from the Administrative Agent at the request of Required Lenders;

(e) any representation or warranty made by the Borrower in Article III of this Agreement is breached or is incorrect when made (or deemed made) in any material respect and, with respect to any representation or warranty other than those contained in Sections 3.04(b), 3.05, 3.07 and 3.08, the Borrower shall fail to take corrective actions reasonably satisfactory to the Required Lenders within 30 days after written notice thereof to the Borrower from the Administrative Agent at the request of the Required Lenders; or

(f) any final and nonappealable judgment or order from a judicial or administrative body (which order or judgment is fully enforceable against the Borrower in courts of the United States of America or any state thereof) for the payment of money in excess of $100,000,000 (after adjustments to reflect reductions for credits and set-offs asserted in good faith by the Borrower) shall be rendered against the Borrower, shall not have been discharged or vacated and shall have been in effect, in its final and unappealable form, for a period of 30 consecutive days;

then, and in every such event (other than an event with respect to the Borrower described in clause (c) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (c) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         The Administrative Agent shall give notice to the Borrower (i) under paragraph (a) above promptly upon being requested to do so by the relevant Lender and (ii) under paragraphs (d) and (e) above promptly upon being requested to do so by the Required Lenders and, in each case, after having done so, shall notify all the Lenders thereof.

ARTICLE VIII

The Administrative Agent

         In order to expedite the transactions contemplated by this Agreement, JPMorgan is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

         With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates in their respective individual capacities may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

         The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own culpable negligence, bad faith or wilful misconduct.

The Administrative Agent shall not be deemed to have knowledge of any Default other than a Default of the types specified in clause (a) and (b) of Article VII unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of the Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

         The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

         Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

         Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

         None of the Syndication Agent or the Co-Documentation Agents, in their capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE IX

Miscellaneous

         SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 1900 Richmond Road, Cleveland, Ohio 44124, Attention of Ronald P. Vargo, Vice President and Treasurer (Telecopy No. (216) 291-7831), with a copy to TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124, Attention of Secretary (Telecopy No. (216) 291-7070);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Jesus Sang (Telecopy No. (212) 552-5650), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Karen May Sharf (Telecopy No. (212) 270-5127); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

         (b)  Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturing of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

         SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

         (b)  The Borrower agrees to indemnify each Lender, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all losses, damages, liabilities, costs and related expenses of any kind, including, without limitation, reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, liabilities, costs or related expenses are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the culpable negligence, bad faith or wilful misconduct of such Indemnitee.

         (c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any sub-agent appointed pursuant to Article VIII under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

         (d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

         (e)  All amounts due under this Section shall be payable promptly after written demand therefor.

         SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b)  Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that (i) except in the case of an assignment to an Affiliate of that Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of

Default under clause (c) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.03, insofar as claims under such sections arise out of the period prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

         (c)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

         (e)  Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

         (f)  A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender.

         (g)  Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender. As to any Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement and to exercise on such SPV’s behalf all such SPV’s voting rights under this Agreement. No additional promissory note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold any promissory note held by it as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this paragraph or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This paragraph may not be amended without the written consent of any Designating Lender affected thereby. The Designating Lender shall indemnify the Borrower for any liability incurred by the Borrower as a result of the violation by such SPV of any Federal securities laws.

         (h)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder (provided that any such knowledge of the Administrative Agent or any Lender will not be attributed to any other Lender or the Administrative Agent for purposes of this Section 9.05), and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10, 2.11, 2.12 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

         SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Required Lenders shall have requested the Administrative Agent to declare the Loans immediately due and payable or such Loans have automatically become due and payable, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

         (b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

         (c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRW INC.,

by	/s/ Ronald P. Vargo Name: Ronald P. Vargo Title: Vice President and Treasurer Website: www.trw.com

JPMORGAN CHASE BANK, as Administrative Agent,

by	/s/ Karen M. Sharf Name: Karen M. Sharf Title: Vice President

NATIONAL CITY BANK,

by	/s/ William R. McDonnell Name: William R. McDonnell Title: Vice President

SAN PAOLO IMI SPA,

by	/s/ Carlo Persico Name: Carlo Persico Title: General Manager

by	/s/ Ettore Viazzo Name: Ettore Viazzo Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH,

by	/s/ Oliver Schwarz Name: Oliver Schwarz Title: Vice President

by	/s/Stephan G. Peetzen Name: Stephen G. Peetzen Title: Director

BNP PARIBAS,

by	/s/ Christine Howatt Name: Christine Howatt Title: Vice President

by	/s/Jo Ellen Bender Name: Jo Ellen Bender Title: Director

INDUSTRIAL BANK OF JAPAN, LIMITED,

by	/s/ Walter R. Wolff Name: Walter R. Wolff Title: Joint General Manager and Group Head

BARCLAYS BANK PLC,

by	/s/ L. Peter Yetman Name: L. Peter Yetman Title: Director

MELLON BANK, N.A.,

by	/s/ Robert J. Reichenbach Name: Robert J. Reichenbach Title: Vice President

THE BANK OF NEW YORK,

by	/s/ John M. Lokay, Jr. Name: John M. Lokay, Jr. Title: Vice President

BANCA NAZIONALE DEL LAVORO S.p.A.-NEW YORK BRANCH,

by	/s/ Carlo Vecchi Name: Carlo Vecchi Title: Senior Vice President

by	/s/ Juan J. Cortes Name: Juan J. Cortes Title: Vice President

BANK OF TOKYO-MITSUBISHI TRUST COMPANY,

by	/s/ F.N. Wilms Name: F.N. Wilms Title: Vice President